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DOLLAR GENERAL REPORTS OCTOBER SAME-STORE SALES

GOODLETTSVILLE, Tenn. – November 2, 2006 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the October four-week period ended October 27, 2006, equaled $683.9 million compared with $639.8 million last year, an increase of 6.9 percent. For the October period, same-store sales increased 1.9 percent.   By merchandise department, the primary drivers of same-store sales increases in the fiscal 2006 period were food (including candy and snacks and perishables), sundries, pet supplies, paper products and hardware.  These increases were offset by decreases in apparel and home products.

For the 13-week period ended October 27, 2006, Dollar General total retail sales increased 7.4 percent to $2.2 billion from $2.1 billion for the same period a year ago. Same-store sales for the 13-week period increased 2.3 percent.

For the 39-week period ended October 27, 2006, Dollar General total retail sales increased 8.0 percent to $6.6 billion from $6.1 billion for the 39-week period ended October 28, 2005. Same-store sales for the 39-week period increased 2.2 percent.

The 2006 sales numbers are preliminary and unaudited. In addition, please note that the four-week October 2006 period discussed in this release is based on the four-week retail calendar month as determined by the National Retail Federation, which is widely used in the retail industry. The Company's fiscal calendar for 2006 does not coincide with the retail monthly calendar and, therefore, the Company's reported sales for its fiscal 2006 quarterly periods will differ from the sum of the months reported in the monthly sales releases.

About Dollar General

Dollar General is a Fortune 500(R) discount retailer with 8,249 neighborhood stores as of October 27, 2006. Dollar General(R) stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be accessed at www.dollargeneral.com.

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